UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 2, 2011 (March 1, 2011)
ADVOCAT INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12996 (Commission File Number)	62-1559667 (Employer Identification Number)
1621 Galleria Boulevard Brentwood, TN 37027-2926
(Address of principal executive offices)
(615) 771-7575
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 1, 2011, the Company executed an agreement with a syndicate of banks for a $23 million mortgage loan, replacing its current mortgage loan which was to expire in August 2011, and extending the maturity of its $15 million revolving credit facility. The new Mortgage Loan has a term of five years, with principal and interest payable monthly based on a 25 year amortization. Proceeds of the new mortgage were used to retire the existing $20.4 million mortgage, pay transaction costs and provide proceeds of approximately $2.4 million to be used for capital improvements at the mortgaged homes. Interest on the new mortgage is fixed at 7.07% based on an interest rate swap transaction entered into with the lead bank in the bank syndicate. The new mortgage loan is secured by four owned nursing centers, related equipment and a lien on the accounts receivable of these facilities.
The extension of the maturity of the Company’s current $15 million revolving credit facility from March 2013 to March 2016 is to make its maturity coincide with the mortgage loan. The extension also changed the interest rate on revolving credit loans to LIBOR plus 4.5%, compared to LIBOR plus 3.5% subject to a LIBOR floor of 3.0% under the previous agreement. A press release regarding this credit facility is attached as an exhibit hereto.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits

Number	Exhibit
99.1	Press release dated March 2, 2011
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVOCAT INC.
By:	/s/ L. Glynn Riddle, Jr.
L. Glynn Riddle, Jr.
Chief Financial Officer

Date: March 2, 2011

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release dated March 2, 2011